Exhibit 99.1

    Compass Minerals International, Inc. Names Three Executives to New Posts

     OVERLAND PARK, Kan.--(BUSINESS WIRE)--Dec. 1, 2004--Compass Minerals International, Inc. (NYSE: CMP) has appointed Steven Wolf to the newly created position of senior vice president, strategy and development effective January 1, 2005. He will be responsible for working with the company's executive management team to identify opportunities to build the company's revenue and earnings. He will also continue to serve as general manager of Compass's sulfate of potash business. Mr. Wolf, currently vice president and general manager, highway deicing, joined Compass Minerals in 1991 after serving more than twenty years in the oil and gas industry with Exxon and Kerr-McGee.
     "Steve is a strong leader with a wealth of industry and operational experience. Guided by our company's strategic principles, he will search for opportunities to advance our business and enhance the company's intrinsic value," commented Michael E. Ducey, Compass president and chief executive officer.
     John Fallis, currently the company's vice president, mining, has been promoted to replace Mr. Wolf as vice president and general manager, highway deicing. Mr. Fallis joined the company as a mine engineer in 1970. Advancing to mine superintendent, mine manager and finally to vice president, mining in 1994, Mr. Fallis is credited with increasing the efficiency and more than doubling the output of Compass's North American mines.
     "We're pleased to add John to our executive management team," Mr. Ducey continued. "He has skillfully guided our North American mining operations for 10 years and has distinguished himself as an astute manager and strategist."
     Gordon Bull has been promoted to mine manager at the company's Cote Blanche, La., mine where Mr. Fallis has been stationed. Mr. Bull joined the company as a mine engineer in 1988. He has been mine superintendent at Cote Blanche since 1996.

     About Compass Minerals International, Inc.

     Based in the Kansas City metropolitan area, Compass is the second-leading salt producer in North America and the largest in the United Kingdom. The company operates nine production facilities, including the largest rock salt mine in the world in Goderich, Ontario. The company's product lines include salt for highway deicing, consumer deicing, water conditioning, consumer and industrial food preparation, agriculture and industrial applications. In addition, Compass is North America's leading producer of sulfate of potash, which is used in the production of specialty fertilizers for high-value crops and turf.

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's registration statement on form S-3 filed with the Securities and Exchange Commission on November 16, 2004. The Company will not update any forward-looking statements made in this press release to reflect future events or developments.

     CONTACT: Compass Minerals International, Inc.
              Peggy Landon, 913-344-9315